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                                                                    EXHIBIT 11.1



                       GTI CORPORATION AND SUBSIDIARIES
                       CALCULATIONS OF INCOME PER SHARE



                                                Three Months          Three Months           Twelve Months          Twelve Months
                                                   Ended                  Ended                  Ended                  Ended
                                                  12/31/95              12/31/94                12/31/95               12/31/94
                                                ------------          ------------           -------------          -------------
                 Income (loss) from
                   continuing operations            $(645,000)              $(95,000)             $3,090,000             $3,299,000
                 Income (loss) from
                   discontinued operations           (424,000)                612,000                856,000              1,962,000
                 Loss on disposal of
                   discontinued opertions          (2,000,000)                    ---           $(2,000,000)                    ---
                                                  ---------------------------------------------------------------------------------
                 Net income (loss)                $(3,069,000)              $ 517,000           $ 1,946,000              $5,261,000
                                                  =================================================================================

                 Weighted average common
                 and common equivalent
                 shares outstanding:

                 Weighted average common             8,961,089              8,207,434              8,912,115              8,192,320
                                                  ---------------------------------------------------------------------------------

                 Weighted average common
                 equivalent outstanding:

                 Convertible preferred
                 stock                               1,900,287              1,900,287              1,900,287              1,900,287
                                                  ---------------------------------------------------------------------------------

                 Dilutive stock options                 77,380                111,015                 60,993                 94,174

                 Weighted average common
                 and common equivalent
                 shares outstanding                 10,938,756             10,218,736             10,873,395             10,186,781
                                                  =================================================================================

                 Net income per common and
                 common equivalent shares:
                 Income (loss) from
                   continuing operations               $(0.06)                $(0.01)                 $ 0.28                  $0.32
                 Income (loss) from
                   discontinued operations              (0.04)                  0.06                    0.08                   0.20
                 Loss on disposal of
                   discontinued operations              (0.18)                   ---                   (0.18)                    ---
                                                  ---------------------------------------------------------------------------------
                 Net income                       $     (0.28)                $ 0.05                  $ 0.18                  $0.52
                                                  =================================================================================